<SEQUENCE>1
<FILENAME>protech_063007.txt

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                        Proshares Trust
-----------------------------------------------------------------------
                                (Name of Issuer)

                   Ultra Technology Exchange Traded Fund
-----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74347R693
                    ---------------------------------------
                                 (CUSIP Number)

                               June 30, 2007
-----------------------------------------------------------------------
31:  (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
 (however, see the Notes).


                               Page 1 of 6 pages

CUSIP No. 74347R693                 13G               Page 2 of 6 Pages


1.   Name of Reporting Persons I.R.S. Identification
Nos. of above persons (entities only)

        Davenport & Company LLC 54-1835842

-----------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [ ]
     (b)  [x]

-----------------------------------------------------------------------
3.   SEC Use Only


-----------------------------------------------------------------------
4.   Citizenship or Place of Organization
        Virginia, USA
-----------------------------------------------------------------------
               5.   Sole Voting Power
NUMBER OF 	10,000
   SHARES      --------------------------------------------------------

BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          None
    EACH       --------------------------------------------------------

  REPORTING    7.   Sole Dispositive Power
   PERSON           17,000
    WITH:      --------------------------------------------------------

               8.   Shared Dispositive Power
                    50

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
       17,050

-----------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row
   [9] excludes certain shares [  ]

-----------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
        22.73

-----------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

        BD/IA
-----------------------------------------------------------------------

CUSIP No. 74347R693                13G               Page 3 of 6 Pages


-----------------------------------------------------------------------
Item 1(a).  Name of Issuer:

                PROSHARES TRUST

-----------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
                7501 WISCONSIN AVENUE   SUITE 1000
BETHESDA, MARYLAND 20814
-----------------------------------------------------------------------
Item 2(a).  Name of Person Filing:
                Davenport & Company LLC

-----------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
                One James Center   901 E Cary St Richmond, VA 23219

-----------------------------------------------------------------------
Item 2(c).  Citizenship:
                VIRGINIA, USA

-----------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:
                Ultra Technology Exchange Traded Fund
-----------------------------------------------------------------------
Item 2(e).  CUSIP Number:
                74347R693
----------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [X] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.  78c).

     (c)  [ ]  Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d)  [ ]  Investment company registered under
Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [x ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h)  [ ]  A savings associations as defined in
Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment
Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 17,050

     (b)  Percent of class: 22.73%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 10,000

          (ii)  Shared power to vote or to direct the vote None

          (iii) Sole power to dispose or to direct the disposition of 17,000

          (iv)  Shared power to dispose or to direct the disposition of  50

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

-----------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. [  ]

-----------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT
ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE
-----------------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
PARENT HOLDING COMPANY.

NOT APPLICABLE
-----------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF
MEMBERS OF THE GROUP.

NOT APPLICABLE
-----------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE
-----------------------------------------------------------------------
ITEM 10.  CERTIFICATIONS.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 July 10, 2007
                                      ---------------------------------
                                                        (Date)


                                                 Denise C. Peters
                                      ---------------------------------
                                                      (Signature)


  Denise C. Peters - First Vice President
 -----------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact c onstitute federal criminal violations (see 18 U.S.C. 1001).
236: